Filed Under Rule 424(b)(3), Registration Statement No. 333-100527
Pricing Supplement Number 47 Dated 12/01/2003
(To: Prospectus Dated November 21, 2002, as supplemented by Prospectus Supplement Dated November 22, 2002)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RLA2	$9,614,000.00	100%	0.625%	$9,553,912.50	FIXED	2.625%	QUARTERLY	12/15/2006	03/15/2004	$7.36	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Non-Callable.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RLB0	$2,851,000.00	100%	1.000%	$2,822,490.00	FIXED	3.375%	QUARTERLY	12/15/2008	03/15/2004	$9.47	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Non-Callable.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RLC8	$1,839,000.00	100%	1.500%	$1,811,415.00	FIXED	4.750%	SEMI-ANNUAL	03/15/2014	06/15/2004	$25.20	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Non-Callable.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RLD6	$3,098,000.00	100%	2.000%	$3,036,040.00	FIXED	5.375%	SEMI-ANNUAL	12/15/2019	06/15/2004	$28.52	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Callable at 100.000% on 12/15/2007 and every coupon date thereafter.. The GE Capital Corporation Internotes will be subject to redemption at the option of GE Capital Corporation, in whole on the Interest Payment Date occurring any time on or after 12/15/2007 at a redemption price equal to 100% of the principal amount of the GE Capital Corporation InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RLE4	$9,672,000.00	100%	2.500%	$9,430,200.00	FIXED	5.500%	SEMI-ANNUAL	12/15/2023	06/15/2004	$29.18	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Callable at 100.000% on 12/15/2008 and every coupon date thereafter.. The GE Capital Corporation Internotes will be subject to redemption at the option of GE Capital Corporation, in whole on the Interest Payment Date occurring any time on or after 12/15/2008 at a redemption price equal to 100% of the principal amount of the GE Capital Corporation InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

GE Capital Corporation	Trade Date: December 01, 2003 @12:00 PM ET
Settle Date: December 04, 2003
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0443 via Pershing, LLC

Agents: Banc of America Securities LLC, Incapital LLC, A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup Capital Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, UBS Financial Services Inc., Wachovia Securities

* GE CAPITAL is the registered trademark of the General Electric Company.

InterNotes® is the trade mark of INCAPITAL, LLC. All rights reserved.

GE Capital Corporation $20,000,000,000.00 GE Capital* InterNotes Prospectus Supplement Dated 22-Nov-02